EXHIBIT 4-D
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JMB/245 PARK AVENUE ASSOCIATES, LTD.




                              DEMAND NOTE



May 7, 2001                                       $100,000,000.00


     For value received, the undersigned, JMB/245 Park Avenue Associates, Ltd. ("Payor"), promises to pay, on demand, to the order of JMB Realty Corporation ("Payee"): (i) One Hundred million dollars ($100,000,000), or, if less, the aggregate unpaid principal balance hereof which is outstanding on the date of such demand which Payee may, in its sole and absolute discretion, advance to the Payor from time to time, and (ii) accrued interest on such outstanding principal amount, as further provided hereinafter.

     The unpaid principal amount of loans from time to time outstanding hereunder shall bear interest from the date any such loan is made through the date of payment at a fluctuating interest rate per annum equal at all times to one percent (1%) over the Reference Rate, based upon a year containing 360 days comprised of twelve 30-day months. Such Reference Rate shall be that rate of interest announced publicly by Bank of America Illinois in Chicago, Illinois from time to time, as its reference rate.

     Prior to the date specified for payment by demand of Payee (the "Payment Date"), accrued interest on this Note shall compound at the end of each interest period, which shall be March 31, June 30, September 30, and December 31 as applicable. If Payor does not make payment of the interest then accrued at the end of any interest period, the accrued interest shall be added to principal on the last day of the applicable interest period. After maturity, interest shall be payable upon demand on Payee. The final interest period for this Note shall terminate on the Payment Date.

     Payor may prepay without premium or penalty all or any part of the principal or interest evidence by this note at any time. Prepayments shall be applied first to interest then accrued (whether or not the interest period has then elapsed) and then to principal.

     The undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses of every kind, including reasonable attorney's fees and costs, incurred by Payee in endeavoring to collect any amounts payable hereunder which are not paid when due whether or not any lawsuit is ever filed with respect thereto. Payments of both principal and interest shall be made in lawful money of the United States of America in immediately available federal funds, in accordance with instructions issued by Payee from time to time.

     Payor and all sureties, endorsers, and guarantors of this Note (i) waive demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate, acceleration and all other notice, filing of suit and diligence in collecting this Note, (ii) agree that Payee or any other holder hereof shall not be required first to institute suit in order to enforce payment of this Note, and (iii) consent to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them.

     This Note is intended to be performed in accordance with and only to the extent permitted by all applicable law. If any portion of this Note or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of


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this instrument nor the application of such provisions to other persons or circumstances shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

     This Note is secured by that certain Security Agreement, dated as of May 7, 2001, by and between Payor and Payee (collectively, as such agreement may be further amended or modified, the "Security Agreement"). The Security Agreement also secures all other indebtedness of Payor to Payee (collectively with this Note, the "JMB 245 Obligations"). Payee shall apply any amounts received from Payor from the Collateral (as defined in the Security Agreement), or otherwise in payment of any of the JMB 245 Obligations, to reduce Payor's outstanding indebtedness under the JMB 245 Obligations among the JMB 245 Obligations in such order as Payee, in its sole discretion, shall elect.

     No single or partial exercise by Payee, or delay or omission in the exercise by Payee, of any right or remedy shall preclude, waive or limit any other or further exercise thereof or the exercise of any other right or remedy. This Note may not be modified or amended except in a writing expressly intended for such purpose and executed by Payor and Payee. Notwithstanding any provision herein to the contrary, liability of Payor to Payee hereunder shall be limited to and satisfied from any and all assets of Payor (other than rights of Payor against its partners), and no present or future partner, shareholder, officer, director, trustee, beneficiary, employee or agent of Payor shall have any personal liability under or in connection with this Note, and no deficit capital account of any partner of Payor shall be treated as an asset of Payor for purposes of the foregoing. Payee may elect, in it sole discretion, to direct Payor to pay all or any portion of the principal and interest payable hereunder to any person or entity specified by Payee. Payee may assign, transfer, pledge or otherwise encumber this Note from time to time in its sole discretion.

     This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     This Note is made under and governed by the internal laws of the State of Illinois.


                            JMB/245 Park Avenue Associates, Ltd.

                            By:   JMB Park Avenue, Inc.,
                                  General Partner



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